FORM 4

/ /   CHECK THIS BOX IF NO LONGER                         OMB APPROVAL
      SUBJECT TO SECTION 16.  FORM 4                   -------------------
      OF FORM 5 OBLIGATIONS MAY                  OMB Number 3235-0287
      CONTINUE. SEE INSTRUCTION 1(B).            Expires:  September 30, 1998
                                                 Estimated average burden
                                                 hours per response.....0.5

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding
                 Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

---------------------------------------------  ------------------------------------------------------------
1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol
                                                      HEI, Inc. (HEII)

                                               ------------------------------------------------------------
Fant                Anthony          J.        3. IRS or Social                    4. Statement for
---------------------------------------------     Security Number of                  Month/Year
(Last)              (First)       (Middle)        Reporting Person (Voluntary)        February 1998

2154 Highland Avenue                                                               ------------------------
---------------------------------------------                                      5. If Amendment,
                   (Street)                                                           Date of Original
                                                                                      (Month/Year)
Birmingham            AL        35205
---------------------------------------------
(City)              (State)     (Zip)

(table continued)

---------------------------------------------  -----------------------------------------------------------
1. Name and Address of Reporting Person        6. Relationship of Reporting Person to Issuer
                                                            (Check all applicable)
Fant                Anthony          J.        ___ Director            X   10% Owner
---------------------------------------------                         ---
(Last)              (First)       (Middle)     ___ Officer (give      ___  Other (specify below)
                                                   title below)

2154 Highland Avenue                           -----------------------------------------------------------
---------------------------------------------  7. Individual or Joint/Group Filing (Check Applicable Line)
                   (Street)
                                                X  Form filed by One Reporting Person
Birmingham            AL        35205          ---
---------------------------------------------  ___ Form filed by More than One Reporting Person
(City)              (State)     (Zip)



       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security              2. Transaction Date (Month/  3. Transaction Code (Instr. 8)
   (Instr. 3)                         Day/Year)
---------------------------       ---------------------------  ------------------------------------
                                                                      Code                V
                                                               -----------------  -----------------
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/13/98                    P
Common Stock $.05 par value                  2/17/98                    P
Common Stock $.05 par value                  2/17/98                    P
Common Stock $.05 par value                  2/18/98                    P
Common Stock $.05 par value                  2/18/98                    P
Common Stock $.05 par value                  2/20/98                    P
Common Stock $.05 par value                  _______                   ____


(table continued)


1. Title of Security                    4. Securities Acquired (A) or    5.  Amount of         6. Ownership    7.  Nature of
   (Instr. 3)                              Disposed of (D) (Instr. 3, 4      Securities           Form:            Indirect
                                           and 5)                            Beneficially         Direct           Beneficial
                                                                             Owned at End of      (D) or           Ownership
                                                                             Month (Instr. 3      Indirect         (Instr. 4)
                                                                             and 4)               (I)
                                                                             (Instr. 4)
                                         ------------------------------
                                           Amount   (A) or     Price
                                                    (D)
---------------------------              --------  --------  ---------    -------------------  --------------   --------------
Common Stock $.05 par value                 2,000      A      $6.6250
Common Stock $.05 par value                 2,000      A      $6.5000
Common Stock $.05 par value                10,000      A      $6.5625
Common Stock $.05 par value                10,000      A      $6.5625
Common Stock $.05 par value                25,000      A      $7.1250
Common Stock $.05 par value                 5,800      A      $7.1250
Common Stock $.05 par value                30,000      A      $7.4375
Common Stock $.05 par value                30,000      A      $7.5625
Common Stock $.05 par value                50,000      A      $7.4375
Common Stock $.05 par value                65,000      A      $7.5000
Common Stock $.05 par value                15,000      A      $6.5000          714,900               D
Common Stock $.05 par value                   -        -          -             10,000               I           By Corporation (1)



*If the form is filed by more than reporting person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                 TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                      DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security    2. Conver-     3. Trans-     4. Transaction     5. Number of              6.  Date Exer-
   (Instr. 3)                         sion or        action        Code               Derivative                 cisable and Ex-
                                      Exercise       Date          (Instr. 8)         Securities                 piration Date
                                      Price of                                        Acquired (A) or            (Month/Day/
                                      Deriv-        (Month/                           Disposed of (D)            Year)
                                      ative          Day/                             (Instr. 3,4, and 5)
                                      Security       Year)
                                                                -----------------   ----------------------   --------------------
                                                                Code         V       (A)           (D)        Date        Expira-
                                                                                                              Exer-       tion
                                                                                                              cisable     Date
--------------------------------    ------------  ------------  -------   -------   --------    ----------   ---------  ---------











(table continued)

1. Title of Derivative Security   7. Title and Amount of Under-   8. Price       9. Number      10. Owner-      11. Na-
   (Instr. 3)                        lying Securities                of             of              ship            ture
                                     (Instr. 3 and 4)                Deriv-         Deriv-          Form            of In-
                                                                     ative          ative           of              direct
                                  -----------------------------      Secur-         Secur-          De-             Bene-
                                                                     ity            ities           rivative        ficial
                                                                     (Instr.        Bene-           Secu-           Own-
                                                  Amount or          5)             ficially        rity:           ership
                                     Title        Number of                         Owned           Direct          (Instr. 4)
                                                  Shares                            at End          (D) or
                                                                                    of              Indi-
                                                                                    Month           rect (I)
                                                                                    (Instr. 4)      (Instr. 4)
--------------------------------  -------------  --------------     -------------  ------------  --------------   -------------










Explanation of Responses:


(1) SHARES HELD BY FANT INDUSTRIES INC. OF WHICH REPORTING PERSON IS SOLE STOCKHOLDER, DIRECTOR AND PRESIDENT.


**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.      /s/ Anthony J. Fant                          March  9, 1998
                 ________________________________             ---------------
                  **Signature of Reporting Person                   Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
see Instruction 6 for procedure.                                       Page 2
                                                              SEC 1474 (8/92)